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                                  EXHIBIT 21.1




                        SUBSIDIARIES OF CROWN GROUP, INC.






Crown Group of Nevada, Inc.

Crown Delaware Investments Corp.

Paaco Automotive Group, Inc.

Premium Auto Acceptance Corporation

Precision IBC, Inc.

Concorde Acceptance Corporation

Home Stay Lodge I, Ltd.

Home Stay Lodge, Inc.

America's Car-Mart, Inc.

CG Incorporated, SA de CV

Atlantic Castings, Inc.

Casino Magic Neuquen S.A.